Exhibit 99.1

Illinois Tool Works Inc. Announces Management Addition

GLENVIEW, ILLINOIS—(August 7, 2009)—Illinois Tool Works Inc. (NYSE:ITW) today announced that its Board of Directors has appointed Randy Scheuneman as Principal Accounting Officer with overall responsibility for all aspects of accounting and financial reporting. Mr. Scheuneman joined the Company on August 3, 2009 as Vice President & Chief Accounting Officer and will report to Chief Financial Officer Ron Kropp.

Scheuneman, 41, previously held several financial leadership positions at W.W. Grainger, Inc. including Vice President, Finance, for the Lab Safety Supply business and Vice President of Internal Audit. He graduated from the University of Illinois with a B.S. degree in accounting, and received his master of business administration degree from University of Chicago.

“I am pleased to welcome Randy to ITW,” said Ron Kropp, Senior Vice President & Chief Financial Officer. “His wide range of financial experience and expertise will serve the Company well as we continue to enhance the effectiveness of ITW’s financial reporting.”

With $17.1 billion in 2008 revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 895 business units in 54 countries and employs some 59,000 people.

SOURCE: Illinois Tool Works Inc.

CONTACT: Alison Donnelly of Illinois Tool Works Inc., 847-657-4565, or adonnelly@itw.com